For media inquiries:	For investor relations inquiries:
Meredith J. Ching	Kevin L. Halloran
808.525.6669	808.525.8422
mching@abinc.com	khalloran@abinc.com

HOLD FOR RELEASE:
10:00 P.M. EASTERN DAYLIGHT TIME
Thursday, April 30, 2009

A&B POSTS FIRST QUARTER INCOME OF $3.0 MILLION
Continues Cost Restructuring, Extends Shipping Presence
and Expands Industrial Property Footprint

Honolulu (April 30, 2009)—Alexander & Baldwin, Inc. (NYSE:AXB) today reported that net income for the first quarter of 2009 was $3.0 million, or $0.07 per diluted share. Net income in the first quarter of 2008 was $42.1 million, or $1.01 per diluted share. Revenue for the first quarter of 2009 was $319.9 million compared to revenue of $578.7 million for the first quarter of 2008.

COMMENTS ON QUARTER
“Our financial performance for the first quarter of 2009 was negatively impacted by the deepening national and international economic contraction. Increased weakness in our transportation segments, slower sales and leasing activity in our real estate businesses and increased non-cash pension expenses combined to significantly decrease earnings. Despite these factors, and various workforce restructuring costs of over $6 million, we posted a modest profit,” said W. Allen Doane, A&B’s chairman and chief executive officer.
“While earnings declined considerably from the year earlier period, the preponderance of first quarter 2008 earnings was driven by real estate sales at a single project. In addition, the severity of the drop in freight volume at Matson Navigation has no modern parallel. In Hawaii, we posted a 14 percent decline in the quarter, compared to the prior year, and a 44 percent plunge in auto shipments. At the same time, the wrenching reduction in world trade has taken its toll on our highly successful China business where volume was off 18 percent in the first quarter as compared to the same period in 2008.”
 “Matson has taken a number of measures to reduce its cost structure for these lower volumes but it takes time for these actions to produce tangible results. Other business units at A&B are also engaged in cost reduction programs. Equally important, we are extending our reach to grow our businesses - Matson will extend its market presence in China during the second quarter and A&B Properties has recently acquired two well occupied industrial properties at favorable prices in supply constrained markets.”
“The Ocean Transportation segment posted an operating loss of $0.5 million, the result of dramatically lower volume levels in our Hawaii and China trade lanes, higher non-cash pension costs and a significant restructuring charge associated with workforce reductions. Absent the reductions, which trimmed Matson’s non-union workforce by nearly 15 percent and resulted in a $6 million restructuring charge, Ocean Transportation posted a $5.5 million operating profit in the first quarter. In response to the steeper than expected declines in volume, in late March we successfully transitioned from a ten-ship to a nine-ship fleet deployment to reduce operating costs, and in May we will add a port of call in Xiamen to enhance our market presence.”
“At Matson Integrated Logistics (MIL), accelerated weakness in domestic freight movement, coupled with a dramatic drop in international intermodal demand stemming from lower import and export activity, resulted in reduced earnings of $1.5 million. Due to the weakened demand, MIL embarked on an initiative to pare staffing levels and seek further cost takeouts throughout its operating network.”
“Our Agribusiness segment posted an operating loss of $1.9 million in the quarter due to reduced power revenue from lower prices, lower volume and an unfavorable 2008 Hawaii Public Utilities Commission ruling, and higher non-cash pension expenses. Unfortunately, the pace of losses in this segment is expected to accelerate markedly in the second quarter as more sugar is produced at a loss.”
           “Real Estate Leasing posted operating profit of $12.0 million, the result of stable performance in this well-diversified portfolio and high occupancy levels, although we note a 6 percent drop in occupancy levels in our mainland portfolio, partly due to bringing a large warehouse building in Savannah on line. Cash flow from operations matched last year’s results, while non-cash expenses increased due chiefly to higher depreciation associated with recent acquisitions. Looking out, we continue to be relatively successful in our retention efforts, and have reduced our 2009 open lease exposure by half.”
“Our Real Estate Sales segment posted operating profit of $5.6 million, resulting from the sales of an office property in Phoenix, Arizona and land parcels and ground leases on Maui. The Arizona sale, at a favorable price, reduces our exposure in this market and in this asset class, and continues our dedicated strategy to capture embedded gains within our portfolio to generate cash for 1031 tax-deferred re-investment in higher-return opportunities. Sales at ongoing development projects, however, remain minimal, a reflection of depressed market conditions.”
“I am also pleased to announce that today the Board of Directors declared a quarterly dividend of $0.315 per share, reflecting our confidence in the strength of our current operations and the prospects for growth in the coming years.”

TRANSPORTATION—OCEAN TRANSPORTATION

	Quarter Ended March 31,
(dollars in millions)	2009	2008	Change
Revenue	$201.1	$243.0	-17%
Operating profit before restructuring costs	$5.5	$15.9	-65%
Restructuring costs	$(6.0)	$--	N	M
Total operating profit (loss)	$(0.5)	$15.9	N	M
Operating profit margin	-0.2%	6.5%
Volume (Units)
Hawaii containers	32,500	37,900	-14%
Hawaii automobiles	14,400	25,600	-44%
China containers	9,600	11,700	-18%
Guam containers	3,400	3,400	--%

For the first quarter of 2009, lower container volume in the Hawaii and China trade lanes and lower fuel surcharges, due to lower fuel prices, resulted in a $41.9 million decrease in revenues, as compared to the first quarter of 2008. Operating profit decreased by $16.4 million compared with the first quarter of 2008, due to lower volume and higher pension expense, partially offset by favorable yields and cost containment initiatives. Operating profit was additionally negatively impacted by a restructuring charge of $6.0 million related to Matson’s workforce reduction initiative. Hawaii container and automobile volume declines (14 and 44 percent, respectively) reflect broad-based weakness in the economy. China container volume decreased 18 percent compared with the first quarter of 2008, due to significantly lower Asian import demand.

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TRANSPORTATION—LOGISTICS SERVICES

	Quarter Ended March 31,
(dollars in millions)	2009	2008	Change
Intermodal revenue	$44.5	$65.0	-32%
Highway revenue	31.7	37.6	-16%
Total Revenue	$76.2	$102.6	-26%
Operating profit	$1.5	$4.7	-68%
Operating profit margin	2.0%	4.6%

First quarter 2009 Logistics Services revenue of $76.2 million was $26.4 million, or 26 percent, lower than the first quarter of 2008, on lower volume, lower fuel surcharges due to lower fuel prices, and modest rate decreases. Volume dropped by 24 and 20 percent, respectively, in the Intermodal and Highway businesses. Operating profit of $1.5 million was $3.2 million, or 68 percent, lower than in the comparable period last year, due principally to lower volume levels and modestly lower yields.

REAL ESTATE—INDUSTRY
Real Estate Leasing and Sales revenue and operating profit are analyzed before discontinued operations are removed. This is consistent with how the Company evaluates and makes decisions regarding capital allocation.

REAL ESTATE—LEASING
The Company regularly makes dispositions of commercial properties from its leasing portfolio and land under ground leases or vacant land parcels and subsequently reinvests proceeds, on a tax-deferred basis, in new properties. As a result, the Company often incurs higher depreciation expenses attributable to a step-up in the cost basis of its properties or to the replacement of formerly non-depreciable property with depreciable property. Further, due to the inherent timing lag between disposition and reinvestment, the Company incurs modest loss of revenue and income in these interim periods.

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	Quarter Ended March 31,
(dollars in millions)	2009	2008	Change
Revenue	$27.2	$28.8	-6%
Operating profit	$12.0	$13.9	-14%
Operating profit margin	44.1%	48.3%
Occupancy Rates:
Mainland	90%	96%	-6%
Hawaii	95%	98%	-3%
Leasable Space (million sq. ft.):
Mainland	7.1	5.2	37%
Hawaii	1.4	1.4	--%

Real Estate Leasing revenue for the first quarter of 2009 was $27.2 million, a decrease of 6 percent, and operating profit of $12.0 million decreased 14 percent, compared to the first quarter of 2008. Revenue and earnings were lower due principally to the non-recurrence of a $1.4 million business interruption payment received in 2008, and to a lesser degree, to lower occupancy. During the quarter, the Company placed its Savannah Logistics Park Building B in service, which had the effect of lowering the mainland occupancy by 2 percent.
During the quarter, the Company sold its Southbank office building (Arizona) and ground lease parcels on Maui while also acquiring two industrial centers (California and Hawaii). Leasable space increased by a net 1.9 million square feet as compared to the first quarter of 2008, due to the net effect of the described quarterly transactions and other transactions throughout the past year.

REAL ESTATE—SALES

	Quarter Ended March 31,
(dollars in millions)	2009	2008	Change
Improved property sales	$20.1	$--	N	M
Development sales	0.4	186.5	N	M
Unimproved/other property sales	4.7	0.9	5	X
Total revenue	$25.2	$187.4	-87%
Operating profit before joint ventures	$5.6	$25.5	-78%
Gain on insurance settlement	--	7.7	N	M
Earnings from joint ventures	--	8.2	N	M
Total operating profit	$5.6	$41.4	-86%

First quarter 2009 Real Estate Sales revenues and operating profit were significantly lower than the same period from a year earlier, due principally to revenue and profit from the closing of 300 units at the Company’s Keola La’i project in the first quarter of 2008. First quarter 2008 operating profit additionally included a non-recurring gain of $7.7 million on an insurance settlement and earnings from joint ventures, principally at the Company’s Kai Malu residential project on Maui. The Company had limited sales at ongoing developments, offset by holding costs at these developments.

AGRIBUSINESS
The operating results of the Agribusiness segment are dependent on a number of factors, particularly weather conditions, which affect yields, volume of hydro-electric generation, planting, harvesting, and factory operations, as well as regulatory rulings. Consequently, operating results from the Agribusiness segment will vary from period to period and year to year.

	Quarter Ended March 31,
(dollars in millions)	2009	2008	Change
Revenue	$17.7	$22.5	-21%
Operating profit (loss)	$(1.9)	$4.8	N	M
Operating profit (loss) margin	-10.7%	21.3%
Tons sugar produced	12,200	14,200	-14%

Agribusiness revenue for the first quarter of 2009 decreased 21 percent due primarily to lower power revenue resulting from lower prices and volume. Operating profit decreased by $6.7 million, compared to the first quarter of 2008, due to lower power prices and volume, as well as lower sugar margins that result from a higher estimated production cost per ton. The higher production cost per ton is due to expected lower production volume for 2009 as compared to 2008, and to higher operating costs, principally pension expenses.

CORPORATE EXPENSE, OTHER
First quarter 2009 corporate expenses of $6.1 million were $0.4 million, or 7 percent, higher than the first quarter of 2008. The increase is due principally to higher non-cash pension expense.

CONDENSED CASH FLOW TABLE
	Year-to-Date March 31,
(dollars in millions, unaudited)	2009	2008
Cash Flow from Operating Activities	$8	$160

Capital Expenditures (1)
Transportation	(6)	(4)
Real Estate	(8)	(46)
Agribusiness and other	(2)	(5)
Total Capital Expenditures	(16)	(55)

Other Investing Activities, Net	24	1
Cash From (Used in) Investing Activities	$8	$(54)

Net Debt Proceeds (Payments)	(11)	33
Repurchase of Capital Stock	(1)	(50)
Dividends Paid	(13)	(12)
Other Financing Activities, Net	--	1
Cash Used in Financing Activities	$(25)	$(28)

Net (Decrease) Increase in Cash	(9)	78

(1) Excludes non-cash 1031 transactions and real estate development activity.

Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and logistics services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

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ALEXANDER & BALDWIN, INC.
2009 and 2008 Consolidated First-Quarter Results (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	2009	2008
Three Months Ended March 31:
Revenue	$319.9	$578.7
Income (Loss) From Continuing Operations	$(2.0)	$40.5
Discontinued Operations: Properties[1]	$5.0	$1.6
Net Income	$3.0	$42.1
Basic Earnings (Loss) per Share:
Continuing Operations	$(0.05)	$0.98
Net Income	$0.07	$1.02
Diluted Earnings (Loss) per Share:
Continuing Operations	$(0.05)	$0.97
Net Income	$0.07	$1.01
Weighted Average Basic Shares Outstanding	41.0	41.4
Weighted Average Diluted Shares Outstanding	41.0	41.7

1 “Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

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Industry Segment Data (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenue:
Transportation
Ocean Transportation	$201.1	$243.0
Logistics Services	76.2	102.6
Real Estate
Leasing	27.2	28.8
Sales	25.2	187.4
Less Amounts Reported In Discontinued Operations	(25.2)	(4.1)
Agribusiness	17.7	22.5
Reconciling Items	(2.3)	(1.5)
Total Revenue	$319.9	$578.7

Operating Profit, Net Income (Loss):
Transportation
Ocean Transportation	$(0.5)	$15.9
Logistics Services	1.5	4.7
Real Estate
Leasing	12.0	13.9
Sales	5.6	41.4
Less Amounts Reported In Discontinued Operations	(8.8)	(2.5)
Agribusiness	(1.9)	4.8
Total Operating Profit	7.9	78.2
Interest Expense	(5.6)	(6.1)
General Corporate Expenses	(6.1)	(5.7)
Income (Loss) From Continuing Operations
Before Income Taxes	(3.8)	66.4
Income Tax (Benefit) Expense	1.8	(25.9)
Income (Loss) From Continuing Operations	(2.0)	40.5
Income from Discontinued Operations	5.0	1.6
Net Income	$3.0	$42.1

Basic Earnings (Loss) Per Share, Continuing Operations	$(0.05)	$0.98
Basic Earnings Per Share, Net Income	$0.07	$1.02

Diluted Earnings (Loss) Per Share, Continuing Operations	$(0.05)	$0.97
Diluted Earnings Per Share, Net Income	$0.07	$1.01

Weighted Average Basic Shares Outstanding	41.0	41.4
Weighted Average Diluted Shares Outstanding	41.0	41.7

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Condensed Consolidated Balance Sheet
(In Millions)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current Assets	$267	$284
Investments in Affiliates	212	208
Real Estate Developments	79	78
Property, Net	1,613	1,590
Employee Benefit Plan Assets	3	3
Other Assets	153	187
Total	$2,327	$2,350

LIABILITIES & EQUITY
Current Liabilities	$209	$238
Long-Term Debt	460	452
Liability for Benefit Plans	127	122
Other Long-Term Liabilities	52	52
Deferred Income Taxes	417	414
Shareholders’ Equity	1,062	1,072
Total	$2,327	$2,350

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